United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Hannon Armstrong Sustainable Infrastructure Capital, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2014

To the Stockholders of Hannon Armstrong Sustainable Infrastructure Capital, Inc.:

The 2014 annual meeting of stockholders (the “Annual Meeting”) of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company”), will be held at the Westin (Annapolis) Hotel located at 100 Westgate Circle, Annapolis, MD 21401, on May 20, 2014, at 9:30 am, Eastern Time, to consider and vote on the following matters:

(1)	The election of five directors to serve on the Company’s board of directors until the Company’s 2015 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2)	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(3)	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on April 15, 2014 has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

We hope that all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to the Company. By submitting your proxy voting instructions promptly, you can help the Company avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting in person, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

If you are a registered holder of shares of our common stock, par value $0.01 per share (the “Common Stock”), on the record date, you may vote your shares of Common Stock in person at the Annual Meeting or by submitting your proxy voting instructions to the Company. If you hold shares of our Common Stock in “street name” through a brokerage firm, bank, broker-dealer or other intermediary, you must follow the instructions provided by the intermediary regarding how to instruct the intermediary to vote your shares of Common Stock.

Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote FOR the election of the nominees listed in the accompanying proxy statement to serve on our board of directors until our 2015 annual meeting of stockholders and until their respective successors are duly elected and qualify and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

By Order of the Board,

/s/ Jeffrey W. Eckel
Jeffrey W. Eckel President and Chief Executive Officer

Annapolis, Maryland

April 11, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 20, 2014. The Proxy Statement and our 2013 Annual Report to Stockholders are available at:

www.hannonarmstrong.com/investors.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2014

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”), for use at the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”) to be held at the Westin (Annapolis) Hotel located at 100 Westgate Circle, Annapolis, MD 21401, on May 20, 2014, at 9:30 am, Eastern Time, or at any postponements or adjournments thereof.

If you are a registered holder of shares of common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the record date, you may vote your shares of Common Stock in person at the Annual Meeting or by proxy. If you hold shares of Common Stock in “street name” through a brokerage firm, bank, broker-dealer or other intermediary, you must follow the instructions provided by such intermediary regarding how to instruct such intermediary to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to our secretary at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Boulevard, Suite 370, Annapolis, MD 21401, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as directors, to serve on our board of directors until our 2015 annual meeting of stockholders and until their successors are duly elected and qualify and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being made available to stockholders on or about April 11, 2014.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2013.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to cast one vote for each share of Common Stock held of record at the close of business on April 15, 2014 (the “Record Date”) with respect to (i) the election of five directors to serve on our board of directors until our 2015 annual meeting of stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and (iii) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a brokerage firm, bank, broker-dealer or other intermediary) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), the only item to be acted upon at the Annual Meeting with respect to which such nominee will be permitted to exercise voting discretion is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Therefore, if you hold your shares in street name and do not give the nominee specific voting instructions on the election of directors, your shares will not be voted on those items, and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such items. Abstentions will have no effect on the voting results for any of the proposals.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting and (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal. The board of directors knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

As of April 11, 2014, we had issued and outstanding 16,977,373 shares of Common Stock (which includes unvested restricted stock). We do not anticipate any changes in the number of shares of Common Stock issued and outstanding between April 11, 2014 and the record date of April 15, 2014.

EXPLANATORY NOTE

We completed our initial public offering of our shares of Common Stock (the “IPO”) on April 23, 2013. Concurrently, Hannon Armstrong Capital, LLC (the “Predecessor”), the entity that operated the historical business prior to the consummation of the IPO, became our subsidiary. We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We expect to remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

1. ELECTION OF DIRECTORS

Board of Directors

Our board of directors is currently comprised of five directors: Jeffrey W. Eckel, Mark J. Cirilli, Charles M. O’Neil, Richard J. Osborne and Jackalyne Pfannenstiel. In accordance with our charter (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), each director will hold office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. We believe that, as a group, the nominees bring a diverse range of perspectives that contribute to the effectiveness of our board as a whole. The procedures and considerations of the Nominating and Corporate Governance Committee in recommending qualified director candidates are described below under “Corporate Governance—Identification of Director Candidates” in this Proxy Statement. The Nominating and Corporate Governance Committee and our board of directors concluded that each of our director nominees should be nominated for election based on the qualifications and experience described in the biographical information below under “Information Regarding the Nominees for Election as Directors.”

Upon the recommendation of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”), each of our current directors, Messrs. Eckel, Cirilli, O’Neil, and Osborne and Ms. Pfannenstiel have been nominated by our board of directors to stand for election as directors by the stockholders at the Annual Meeting to serve until our 2015 annual meeting of stockholders and until their respective successors are duly elected and qualify. It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Eckel, Cirilli, O’Neil, and Osborne and Ms. Pfannenstiel as directors, unless otherwise instructed. If the candidacy of Messrs. Eckel, Cirilli, O’Neil, or Osborne or Ms. Pfannenstiel should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if elected, any of Messrs. Eckel, Cirilli, O’Neil, or Osborne and Ms. Pfannenstiel will be unable or unwilling to serve a director.

Information Regarding the Nominees for Election as Directors

The following information is furnished as of March 31, 2014 regarding the nominees for re-election as directors.

Jeffrey W. Eckel, 55, is one of our directors and was with the Predecessor as president and chief executive officer since 2000. He serves as our president, chief executive officer, and chairman of our board of directors. Mr. Eckel is a member of the board of directors of HA ES Development LLC, formerly known as HA Energy Source Holdings (“HA EnergySource”). He previously held senior executive positions such as chief executive officer of EnergyWorks, LLC and Wärtsilä Power Development. In 2014, he was elected to the board of directors of the Alliance To Save Energy. He also was appointed the chairman of the Maryland Clean Energy Center in 2011 and as a member of the Johns Hopkins Environmental, Energy, Sustainability and Health Institute’s advisory council in 2013. Mr. Eckel has over 30 years of experience in financing, owning and operating infrastructure and energy assets. Mr. Eckel received a Bachelor of Arts degree from Miami University in 1980 and a Master of Public Administration degree from Syracuse University, Maxwell School of Citizenship and Public Affairs, in 1981. He holds Series 24, 63 and 79 securities licenses. We believe Mr. Eckel’s extensive experience in managing companies operating in the energy sector and expertise in financing energy assets make him qualified to serve as our president and chief executive officer and as chairman of our board of directors.

Mark J. Cirilli, 42, is one of our independent directors and served as a director of the Predecessor from 2007 until our IPO in 2013. Mr. Cirilli has been a managing director of MissionPoint, a private equity firm he co-founded that specializes in clean energy, since 2006. MissionPoint was the majority investor of the Predecessor from 2007 until the IPO. Mr. Cirilli serves on MissionPoint’s Investment Committee and is a member of the board of directors for HA EnergySource, APX, Inc. (formerly NYSE Blue, Inc.), RE Community Holdings, LP, MPH Energy Holdings LP and Just Greens LLC, all of which are MissionPoint’s portfolio companies. He was also formerly a director of SunEdison, LLC prior to its sale to MEMC Electronic Materials, Inc. in 2009, Voltaix Inc. prior to its sale in September of 2013 and Amonix, Inc. prior to resigning in August of 2013. Additionally, Mr. Cirilli served on the board of directors of the state of Connecticut’s Clean Energy Finance and Investment Authority from September 2011 to April 2012. Prior to forming MissionPoint, Mr. Cirilli served as chief investment officer of Marshall Street Management, LLC, a private investment firm, and was the founder and managing member of MSM Capital Partners, LLC, where he developed and executed the firm’s investment strategy in clean technology and environmental finance sectors. Mr. Cirilli also worked at Coopers & Lybrand’s Financial Advisory Services Group, where he provided due diligence and transactions services support to Fortune 500 Companies’ mergers and acquisitions activities. Mr. Cirilli received a Bachelor of Arts degree in Accounting from Fordham University in 1994 and a Masters in Business Administration from Columbia University in 2002. We believe Mr. Cirilli’s extensive experience in investment management, corporate finance, accounting and business operations make him qualified to serve as a member of our board of directors.

Charles M. O’Neil, 61, has served as one of our independent directors since the closing of our IPO in April 2013. Mr. O’Neil has been the regional head of Structured Finance, Americas for ING Capital, LLC, since 2009. Prior to being appointed to his current position, Mr. O’Neil was regional head of Global Structured Finance and held several management positions within the Structured Finance division of ING Capital, LLC. Prior to joining ING Capital in 1995, Mr. O’Neil worked at Swiss Bank Corporation, serving as executive director, regional head of Project Finance Americas. Mr. O’Neil received a Bachelor of Science degree in Finance from The Pennsylvania State University in 1974 and a Master in Business Administration degree in International Finance from Fordham University in 1978. Mr. O’Neil holds Series 7, 63, 24 and 79 securities licenses. We believe Mr. O’Neil’s experience of over 35 years in structured and project finance focusing on energy related projects makes him qualified to serve as a member of our board of directors.

Richard J. Osborne, 63, has served as one of our independent directors since the closing of our IPO in April 2013. Mr. Osborne retired from Duke Energy Corporation in 2006, having served in a variety of executive roles including chief financial officer, chief risk officer, treasurer and group vice president for Public & Regulatory Affairs during his 31 years with the organization. Mr. Osborne also served as a director of Duke Energy Field Services, a joint venture between Duke Energy Corporation and ConocoPhillips, and as a director of TEPPCO Partners, LP, a master limited partnership managing mid-stream energy assets. He also chaired the Finance Divisions of the Southeastern Electric Exchange and Edison Electric Institute, and was a founding board member of the Committee of Chief Risk Officers. Subsequent to leaving Duke Energy, Mr. Osborne has executed consulting assignments for clients in or serving the energy industry. Mr. Osborne presently serves on the boards of Johnson C. Smith University, the Jewish Federation of Greater Charlotte, North Carolina Dance Theatre and the Charlotte Symphony Orchestra. Mr. Osborne received a Bachelor of Arts degree in History and Economics from Tufts University in 1973 and a Master of Business Administration from the University of North Carolina at Chapel Hill in 1975. We believe that Mr. Osborne’s 35 years of experience in energy sector finance make him qualified to serve as a member of our board of directors.

Jackalyne Pfannenstiel, 66, has served as one of our independent directors since the closing of our IPO in April 2013. Ms. Pfannenstiel most recently served as the Department of the Navy’s Assistant Secretary of the Navy for Energy, Installations, and Environment from 2010 to 2012 where she led the energy and sustainability programs for the U.S. Navy and Marine Corps. Prior to her position with the Department of the Navy, Ms. Pfannenstiel served on the California Energy Commission from 2004 to 2009 and as the Chairman from 2006 to 2009. In addition, from 2009 to 2010 Ms. Pfannenstiel was a member of the board of directors of Energy Recovery, Inc., a developer and marketer of energy recovery devices primarily for use in seawater desalination.

Ms. Pfannenstiel held senior management positions at the PG&E Corporation from 1980 to 2000, including Vice President—Strategic Initiatives, Vice President—Corporate Planning and Manager—Rates and Regulation. Ms. Pfannenstiel currently serves as a Member of the Board of Energy and Environment Systems of the National Academies. Ms. Pfannenstiel received a Bachelor of Arts degree in Economics from Clark University in 1969, a Master of Arts degree in Economics from the University of Hartford in 1978, and completed the Executive Program at Stanford University’s Graduate School of Business in 1989. We believe that Ms. Pfannenstiel’s 30 years of experience in strategic planning, energy policy advocacy and government make her qualified to serve as a member of our board of directors.

Our board of directors recommends a vote FOR the election of Messrs. Cirilli, Eckel, O’Neil and Osborne and Ms. Pfannenstiel as directors.

A plurality of all of the votes cast on the proposal at the Annual Meeting at which a quorum is present is necessary to elect a director. Proxies solicited by our board of directors will be voted FOR Messrs. Cirilli, Eckel, O’Neil and Osborne and Ms. Pfannenstiel, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

In accordance with our Charter and Bylaws, any vacancies occurring on our board of directors, including vacancies occurring as a result of the death, resignation, or removal of a director, or due to an increase in the size of the board of directors, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

There is no familial relationship, as defined under the Securities and Exchange Commission (the “SEC”) regulations, among any of directors or executive officers. See “Corporate Governance—Director Independence.”

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors (the “Audit Committee”) has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Our board of directors is requesting that our stockholders ratify this appointment of Ernst & Young LLP.

Ernst & Young LLP has audited our consolidated financial statements for the year ended December 31, 2013 and previously audited the financial statements of the Predecessor for more than 20 years and has also provided certain tax and other services to us and to the Predecessor.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Ernst & Young LLP for the fiscal year ended September 30, 2012 and the three months ended December 31, 2012 for the Predecessor and for the year ended December 31, 2013 for us.

	For the Year Ended December 31, 2013	For the Three Months Ended December 31, 2012	For the Fiscal Year Ended September 30, 2012
Audit Fees(1)	$1,170,000	$376,750	$166,200
Audit-Related Fees(1)	32,800	16,000	32,340
Tax Fees(2)	158,000	—	123,855
All Other Fees	—	—	—

Total	$1,360,800	$392,750	$322,395

(1)	Audit Fees include fees and expenses related to the annual audit of the Company and the Predecessor and subsidiaries, the review of the consolidated financial statement included in our quarterly reports on Form 10-Q and for services associated with our initial public offering, including review of the registration statement and related issuances of comfort letters and consents and other services related to SEC matters. Audit-Related Fees include fees and expenses related to agreed upon procedures performed on certain of our securitization trusts.
(2)	Tax Fees include $123,000 paid by us in 2013, and $76,000 paid by the Predecessor in the fiscal year ended September 30, 2012, relating to tax compliance and preparation services. Also included are $35,000 paid by us in 2013 and $47,855 paid by the Predecessor in the fiscal year ended September 30, 2012, relating to tax consulting regarding the establishment of our REIT structure.

The Audit Committee’s charter provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by the external auditors and evaluate the effect thereof on the independence of the external auditors.

Our board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs. Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings. Our board of directors intends to hold at least four regularly scheduled meetings per year and additional special meetings as necessary. For the period from April 23, 2013 (the closing of our IPO) through December 31, 2013, our board of directors held six meetings. All of our directors attended 100% of the meetings of our board of directors and of the committees of our board of directors on which they served during this period, either in person or telephonically. Our board of directors’ policy, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Committees of the Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee

Richard J. Osborne (Chair), Mark J. Cirilli and Charles M. O’Neil are the current members of the Audit Committee. Our board of directors has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” in this Proxy Statement for a description of our directors’ respective backgrounds and experience), that Mr. Osborne qualifies as an “audit committee financial expert” for purposes of, and as defined by, the SEC rules and has the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. Mr. Osborne chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the applicable SEC regulations.

The Audit Committee is responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

The Audit Committee, met three times during the period from April 23, 2013 (the closing of our IPO) through December 31, 2013. These meetings were designed, among other things, to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the staffing, performance, budget, responsibilities and qualifications of our internal audit function and reviewing our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for reviewing with management and external auditors our interim and audited annual financial statements as well as approving the filing of our interim financial statements, meeting with officers responsible for certifying our annual report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements.

During the May 13, 2013 Audit Committee meeting, the committee unanimously agreed to two changes to the Audit Committee Charter which were subsequently approved by unanimous decision of the board of directors. Paragraph 14 of the Responsibilities and Duties provisions of the charter was clarified by the inclusion of our General Counsel and Chief Financial Officer in assisting the committee’s review of SEC and NYSE compliance requirements. Paragraph 27 was deleted in its entirety as the committee determined that any review and consideration of related party transactions should be addressed by all directors of the board who are independent of any such transaction.

The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.hannonarmstrong.com.

Compensation Committee

Mark Cirilli (Chair), Charles O’Neil and Jackalyne Pfannenstiel are the current members of the Compensation Committee. Our board of directors has determined that each of the members of the Compensation Committee is independent as required by the NYSE listing standards, SEC rules, the Guidelines, the Independence Standards (as defined below) and the written charter of the Compensation Committee. The Compensation Committee, which did not meet during the period from April 23, 2013 (the closing of our IPO) through December 31, 2013, is responsible for, among other things, overseeing the approval, administration and evaluation of our compensation plans, policies and programs, and reviewing the compensation of our directors and executive officers. The specific responsibilities of the Compensation Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.hannonarmstrong.com.

The Compensation Committee has retained FTI Consulting, Inc., a compensation consulting firm, to provide advice regarding the executive compensation program for our senior management team. FTI Consulting, Inc. reports directly to the Compensation Committee and has not performed and does not currently provide any other services to management or us. The Compensation Committee has requested that FTI Consulting, Inc. provide analysis and recommendations regarding (1) base salaries, annual bonuses and long-term incentive compensation for our executive management team, and (2) a director compensation program for independent members of our board of directors.

Nominating and Corporate Governance Committee

Jackalyne Pfannenstiel (Chair) and Charles O’Neil are the current members of the Nominating and Corporate Governance Committee. Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Guidelines, the Independence Standards (as defined below) and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which did not meet during the period from April 23, 2013 (the closing of our IPO) through December 31, 2013, is responsible for, among other things, reviewing periodically and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, as well as seeking, considering and recommending to the board qualified candidates for election as directors and approving and recommending to the full board of directors the appointment of each of our officers. For a discussion of the consideration of diversity in the process by which candidates for director are considered for nomination by the Nominating and Corporate Governance Committee, and the process for identifying and evaluating nominees for director, including nominees recommended by security holders, please see “Corporate Governance—Identification of Director Candidates” in this Proxy Statement. The Nominating and Corporate Governance Committee reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance and annually recommends to the board of directors nominees for each committee of our board of directors. In addition, the committee annually facilitates the assessment of our board of directors’ performance as a whole and that of the individual directors and reports thereon to our board of directors. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, which is available for viewing on our website at www.hannonarmstrong.com.

Report of the Audit Committee

The Audit Committee has furnished the following report for the fiscal year ending December 31, 2013:

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of directors.

Management is primarily responsible for our financial reporting process including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

Representatives of Ernst & Young LLP were in attendance at all audit committee meetings. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, which included a discussion of Ernst & Young LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting. The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their audits.

The Audit Committee also discussed with Ernst & Young LLP their independence from us. Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by Ernst & Young LLP.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2013 be included in our annual report on Form 10-K filed with the SEC. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and is presenting this selection to our stockholders for ratification.

Richard Osborne

Mark Cirilli

Charles O’Neil

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT DIRECTORS

A director who is also an employee of our company is referred to as an executive director. Executive directors do not receive compensation for serving on our board of directors. We pay directors’ fees only to those directors who are independent under the NYSE listing standards. We have approved and implemented a compensation program for our independent directors that consists of annual retainer fees and long-term equity awards. We also reimburse each of our independent directors for his or her travel expenses incurred in connection with his or her attendance at full board of directors and committee meetings. Upon completion of our IPO, we granted 3,643 shares of our restricted common stock to each of our independent directors, all of which are subject to certain vesting requirements. The following table summarizes the annual compensation received by our independent directors for the period from April 23, 2013 (the closing of our IPO) through December 31, 2013.

Summary Compensation Table

Name and Address	Fees Paid or Earned in Cash ($)	Stock Awards ($)(1)	Total
Mark J. Cirilli	$25,000	$45,538	$70,538
Charles M. O’Neil	$25,000	$45,538	$70,538
Richard J. Osborne	$25,000	$45,538	$70,538
Jackalyne Pfannenstiel	$25,000	$45,538	$70,538

(1)	The shares of restricted common stock will vest in equal annual installments over four years beginning on April 23, 2014, the first anniversary of our IPO, and were valued at the IPO price of $12.50 per share.

Our independent directors are entitled to receive a cash retainer of $50,000 per annum for each independent director, as well as an annual grant of stock with a value of not less than $50,000, and independent directors may receive additional compensation for service as chairs of committees. Mr. Osborne was paid an additional $11,250 in January 2014 for his 2013 service as Audit Committee Chair. Starting in January 2014, Chairs of our Audit and Compensation Committees will receive an additional $15,000 annually, and the Chair of the Nominating and Corporate Governance Committee will receive an additional $10,000 annually. Prior to January 2014, Mr. Cirilli, pursuant to an arrangement with MissionPoint Capital Partners, LLC, was required to assign to MissionPoint Capital Partners, LLC any remuneration received for service as a director of our company. In April, 2014, the board awarded each director, 7,200 shares of restricted common stock. These shares vest in equal annual installments on June 1, 2015 and June 1, 2016.

CORPORATE GOVERNANCE

Role of the Board and Risk Oversight

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with the chairman of our board of directors, president and chief executive officer and other executive officers.

In connection with their oversight of risk to our business, our board of directors and the Audit Committee consider feedback from management concerning the risks related to our business, operations and strategies. The Audit Committee discusses and reviews policies with respect to our risk assessment and risk management, including, but not limited to, guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability and refinancing risks and any environmental risks, if applicable. The Audit Committee will also consider enterprise risk management. Management regularly reports to our board of directors on our leverage policies, our asset acquisition process, any asset impairments and our compliance with applicable real estate investment trust (“REIT”) and Investment Company Act of 1940 rules. Members of our board of directors routinely meet with management in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.

Our board of directors believes that its composition protects stockholder interests and provides sufficient independent oversight of management. A majority of our current directors are “independent” under NYSE standards, as more fully described elsewhere in this section under “Corporate Governance—Director Independence.” The independent directors meet separately from management on at least a quarterly basis and are very active in the oversight of our Company. The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of executive officers and the selection and evaluation of directors. Each independent director has the ability to add items to the agenda of board of directors meetings or raise subjects for discussion that are not on the agenda for that meeting.

In April 2014, our independent directors adopted a resolution appointing Mr. Osborne as Lead Independent Director. Our Lead Independent Director, along with our chairman of our board of directors, establishes the agenda for regular Board meetings, serves as chair of regular meetings of our board of directors when our chairman is absent, presides at executive sessions, serves as a liaison between our chief executive officer and our independent directors, and encourages dialogue between our independent directors and management. Our Lead Independent Director also establishes the agenda for meetings of our independent directors and performs such other duties as our board of directors may establish or delegate.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors level and independent oversight of both our board of directors and management. The current governance structure, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors and executive officers. The Code of Conduct was designed to assist directors and executive officers in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable governmental, state and local laws, compliance with securities laws, the use and protection of company assets, the protection of our confidential corporate information, dealings with the press and communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, health and safety, and conflicts of interest, including payments and gifts by third parties to directors and officers, outside financial interests of directors and officers that might be in conflict with our interests, access to our confidential records, corporate opportunities, and loans to directors and officers. The Code of Conduct is available for viewing on our website at www.hannonarmstrong.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to Steven L. Chuslo, our general counsel, executive vice president and secretary, at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines that address significant issues of corporate governance and set forth procedures by which our board of directors carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of directors, its functions and responsibilities, its standing committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation and review of our board of directors and committees. The Guidelines are available for viewing on our website at www.hannonarmstrong.com. We will also provide the Guidelines, free of charge, to stockholders who request it. Requests should be directed to Steven L. Chuslo, our general counsel, executive vice president and secretary, at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NYSE listing standards. In addition, as permitted under the Maryland General Corporations Law, our board of directors has adopted certain independence standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. The Independence Standards are available for viewing on our website at www.hannonarmstrong.com. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that four of our five current directors—Mark J. Cirilli, Charles M. O’Neil, Richard J. Osborne and Jackalyne Pfannenstiel—qualify as independent directors under the NYSE listing standards and the Independence Standards.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment, be committed to representing the long-term interests of our company and our stockholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.

The Nominating and Corporate Governance Committee evaluates the skill sets required for service on our board of directors and is developing a list of potential director candidates. If it is determined there is the need for additional or replacement board members, the Nominating and Corporate Governance Committee will assess potential director candidates included on the list as well as other appropriate potential director candidates based upon information it receives regarding such potential candidates or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating and Corporate Governance Committee may seek input on such director candidates from other directors, including the chairman of our board of directors and our chief executive officer, and recommends director candidates to our board of directors for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the advanced notice procedures set forth in our Bylaws and outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may nominate candidates for election as directors. Our Bylaws currently provide that stockholder nominations of director candidates for an annual meeting of stockholders must be received no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in connection with our first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2015 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by December 12, 2014, but in no event earlier than November 12, 2014. The written notice must set forth the information and include the materials required by our Bylaws. The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules. See “Submission of Stockholder Proposals” for information regarding providing timely notice of stockholder proposals under SEC rules.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

We have scheduled a board meeting in conjunction with our annual meeting of stockholders and, as set forth in the Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Communications with the Board of Directors

Our board of directors has approved a process to enable communications with the independent members of the board of directors or the chair of any of the committees of the board of directors. Communications by email should be sent to generalcounsel@hannonarmstrong.com. Communications by regular mail should be sent to the attention of Steven L. Chuslo, our general counsel, executive vice president and secretary, at our office at 1906 Towne Centre Blvd, Suite 370, Annapolis, MD 21401. Each communication received will be reviewed to determine whether the communication requires immediate action. All appropriate communications received, or a summary of such communications, will be sent to the appropriate member(s) of our board of directors. However, we reserve the right to disregard any communication we determine is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. Our secretary, or his or her delegate, has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

In addition, any of our stockholders and any other person may make a good faith report to the Audit Committee regarding any questionable or unethical accounting or auditing matters via regular mail addressed to the Audit Committee, 1906 Towne Centre Blvd, Suite 370, Annapolis, MD 21401.

Executive Sessions of Independent Directors

The independent directors serving on our board of directors meet in executive sessions at least four times per year at regularly scheduled meetings of our board of directors. These executive sessions of our board of directors will be presided over by Mr. Osborne, who has been appointed our Lead Independent Director.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Our named executive officers and their ages as of March 31, 2014 are as follows:

Name	Age
Jeffrey W. Eckel	55
J. Brendan Herron	53
Steven L. Chuslo	56
Nathaniel J. Rose	36
M. Rhem Wooten Jr.	54

Biographical information with respect to Mr. Eckel is set forth above under “Election of Directors—Information Regarding the Nominees for Election as Directors.”

J. Brendan Herron, 53, has served in a variety of roles at the Predecessor and its affiliates from 1994 to 2005, has been a senior vice president from 2011 to 2013 and serves as an executive vice president and our chief financial officer. Mr. Herron has over 20 years of experience in structuring, executing and operating infrastructure and technology investments. From 2006 to 2011, Mr. Herron was the vice president of Corporate Development & Strategy for Current Group, LLC, a provider of smart grid technology to electric utilities. He presently serves, and served from 2010 to 2011 on the U.S. Commerce Secretary’s Renewable Energy and Energy Efficiency Advisory Committee. Prior to joining the Predecessor, Mr. Herron served in financial and strategy roles at the U.S. corporate office of Aggregate Industries PLC. Mr. Herron received a Bachelor of Science degree in accounting and computer science from Loyola University Maryland in 1982 and a Master of Business Administration degree from Loyola University Maryland in 1987 and has passed the CPA and CMA examinations. We believe Mr. Herron’s financial background, extensive experience in infrastructure and technology investments and expertise in energy infrastructure make him qualified to serve as our chief financial officer.

Steven L. Chuslo, 56, has been with the Predecessor as general counsel since 2008 and serves in that role and as an executive vice president. Mr. Chuslo is responsible for all internal governance matters and is actively involved in structuring, developing, negotiating and closing transactions. He has more than 23 years experience in the fields of securities, commercial finance and energy development, U.S. federal regulation and project finance. From 2006 to 2008, Mr. Chuslo was the senior legal and finance advisor to the Assistant Secretary of the U.S. Department of Energy Office of Energy Efficiency and Renewable Energy. Prior to this, he worked as a legal consultant to the office of the general counsel for AOL, Inc. from 2004 to 2006. He was General Counsel to EnergyWorks, LLC, from 1996 to 2001. Mr. Chuslo was an associate attorney for Chadbourne & Parke, LLP from 1994 to 1995, practicing in the power project finance group and earlier with Davis Polk & Wardwell LLP from 1990 to 1994, practicing in the corporate finance group. Mr. Chuslo received a Bachelor of Arts degree in History from the University of Massachusetts/Amherst in 1982 and a Juris Doctorate from the Georgetown University Law Center in 1990.

Nathaniel J. Rose, CFA, 36, has been with the Predecessor since 2000, in a variety of roles, most recently as a senior vice president since 2007, and serves as our senior vice president and chief investment officer. Mr. Rose is presently responsible for structuring and analyzing our projects. He has been involved with a vast majority of our transactions since 2000. He earned a joint Bachelor of Science and Bachelor of Arts degree from the University of Richmond in 2000, a Master of Business Administration degree from the Darden School of Business Administration at the University of Virginia in 2009, is a CFA charter holder and has passed the Certified Public Accountant examination. He holds a Series 79 securities license.

M. Rhem Wooten Jr., 54, has been with the Predecessor as a managing director since October 2010 and serves as one of our executive vice presidents. Mr. Wooten has worked in the energy industry for more than 30 years, and has extensive experience in project development, commodity trading/risk management and project finance. Mr. Wooten previously held a number of senior management positions, including serving as President of Duke Energy Corporation’s domestic and international independent power production affiliates from 1988 to 1996, as Managing Director, origination and operations of Duke/Louis Dreyfus from 1996-1997, chief executive officer of Merchant Energy Group of the Americas (MEGA) from 1997 to 2000, as president and chief executive officer of Pradium, Inc. from 2000 to 2001 and as president of Allied Syngas Corporation from 2004 to 2010. Mr. Wooten received a Bachelor of Science degree in Business Administration from the University of North Carolina-Chapel Hill in 1981. He holds a Series 79 securities license.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following provides compensation information pursuant to the scaled disclosure rules applicable to emerging growth companies under SEC rules and the JOBS Act. This discussion provides information concerning the compensation paid to our “principal executive officer,” and our next four most highly compensated executive officers during the year ended December 31, 2013 (including compensation paid by our Predecessor). We refer to these individuals as our “named executive officers.”

Compensation Policies and Practices and Risk Management

In establishing and reviewing our compensation philosophy and programs, we consider whether such programs align the interests of our directors and officers with our interests and those of our stockholders and whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and, consequently, we do not see them as encouraging risk taking. Executive officers are also eligible to receive a portion of their total compensation in the form of annual cash bonus awards. While the annual cash bonus awards focus on achievement of annual goals and could encourage the taking of short-term risks at the expense of long-term results, our annual cash bonus awards represent only a portion of eligible employees’ total compensation and are tied to corporate performance measures and, for certain of our executive officers, individual performance goals, all of which are at the discretion of our Compensation Committee. We believe that the annual cash bonus awards appropriately align the interests of our officers with our interests and those of our stockholders and balance risk with the desire to focus eligible employees on specific goals important to our success and do not encourage unnecessary or excessive risk taking.

We also provide our named executive officers and other members of senior management long-term equity awards to help further align their interests with our interests and those of our stockholders. We believe that these awards do not encourage unnecessary or excessive risk taking, since the awards are generally provided at the beginning of an employee’s tenure or at various intervals to award achievements or provide additional incentive to build long-term value and are generally subject to vesting schedules to help ensure that executives and members of senior management have significant value tied to our long-term corporate success and performance.

We believe our compensation philosophy and programs encourage employees to strive to achieve both short- and long-term goals that are important to our success and in building stockholder value, without promoting unnecessary or excessive risk taking. We review our compensation policies and practices periodically to determine whether such policies and practices are appropriate in light of our risk management objectives.

The following table summarizes the annual compensation received by our named executive officers in the year ended December 31, 2013, including amounts paid by our Predecessor.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(1)	Total ($)(3)
Jeffrey W. Eckel, Director, President and Chief Executive Officer	2013	$434,583	—	$3,319,050	$18,431	$3,772,064
J. Brendan Herron, Executive Vice President and Chief Financial Officer	2013	$276,250	$25,000	$728,575	$10,200	$1,040,025
Steven L. Chuslo, Executive Vice President and General Counsel	2013	$300,000	$13,997	$546,425	$10,200	$870,622
M. Rhem Wooten Jr., Executive Vice President	2013	$270,417	—	$546,425	$10,200	$827,042
Nathaniel J. Rose, Senior Vice President and Chief Investment Officer	2013	$243,750	$17,020	$546,425	$10,200	$817,395

(1)	Following our IPO, the salary for each of Messrs. Eckel, Herron, Chuslo, Wooten and Rose was $495,000, 295,000, 300,000, 285,000 and 275,000, respectively. Other compensation includes 401(k) match of $10,200 and $8,231 of key man life insurance for Mr. Eckel, 60% of which is for the benefit of the Company. For Messrs. Herron, Chuslo, Wooten and Rose, other compensation includes $10,200 for the 401(k) match.
(2)	Amounts in this column represent the aggregate grant date fair value of awards of restricted shares of Common Stock computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our Annual Report on Form 10-K for the year ended December 31, 2013 (Note 13, Equity).
(3)	Excludes shares of common stock, limited partnership units (“OP Units”) issued by Hannon Armstrong Sustainable Infrastracture Capital Partnership, LP (our “Operating Partnership”) and restricted stock units issued in connection with our formation transactions. For additional information, see “Certain Relationships and Related Transactions.”

Narrative to Summary Compensation Table

We have entered into employment agreements with our named executive officers which became effective at the closing of our IPO, providing for Mr. Eckel to serve as the chairman of our board of directors and as our chief executive officer and president, Mr. Herron to serve as our executive vice president and chief financial officer, Mr. Chuslo to serve as our executive vice president and general counsel, Mr. Wooten to serve as our executive vice president and Mr. Rose to serve as our senior vice president and chief investment officer.

The employment agreements with Messrs. Eckel, Herron, Chuslo, Wooten and Rose have a term of 4 years. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least 90 days’ notice of non-renewal. These employment agreements require Messrs. Eckel, Herron, Chuslo, Wooten and Rose to devote substantially all of their time to our affairs.

The employment agreements provide for:

•	an annual base salary of $495,000 for Mr. Eckel, $295,000 for Mr. Herron, $300,000 for Mr. Chuslo, $285,000 for Mr. Wooten and $ 275,000 for Mr. Rose, subject to increases at the discretion of our board of directors or the Compensation Committee,

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of directors or the Compensation Committee, which will be awarded at the discretion of the Compensation Committee,

•	participation in our long-term incentive program, as well as other incentive, savings and retirement plans applicable generally to our senior executives,

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives, and

•	for Mr. Eckel only, payment of the premiums for a long-term disability insurance policy which provide benefits equal to at least 300% of his annual base salary.

Upon completion of our IPO, Messrs. Eckel, Herron, Chuslo, Wooten and Rose were granted 265,524, 58,286, 43,714, 43,714 and 43,714 shares of restricted common stock, pursuant to our Equity Incentive Plan, as described below. The shares of restricted common stock will vest in equal annual installments over four years beginning on April 23, 2014.

In April 2014 the board determined that annual salaries would not be increased for 2014 and that no additional cash bonuses would be paid for 2013. The board in its discretion awarded additional shares of restricted common stock to Messrs. Herron, Chuslo, Wooten and Rose in the amounts of 19,811, 20,147, 19,140, and 15,427 respectively. The shares vest in equal annual installments on June 1, 2015 and June 1, 2016. Mr. Eckel did not receive an additional share award at that time.

In addition, in April 2014 the board has awarded in accordance with the Equity Incentive Plan additional shares of restricted common stock to Messrs. Eckel, Herron, Chuslo, Wooten and Rose in the amounts of 179,055, 39,305, 29,478, 29,478 and 29,748 respectively to provide incentive for longer term dividend growth. This performance-based award will vest upon the achievement of dividend growth targets over a several year period.

For 2014, Messrs. Eckel, Herron, Chuslo, Wooten and Rose are eligible for annual bonuses based on performance against goals established by the board. These goals relate to core earnings, leverage targets and credit management, and in certain cases, individual performance. Messrs. Eckel, Herron, Chuslo, Wooten and Rose will also be eligible for regular, annual grants of restricted stock, stock options or other awards pursuant to our Equity Incentive Plan.

The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), or as a result of our notice of non-renewal of the applicable employment term, the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination,

•	an amount equal to the sum of the executive’s then-current annual base salary plus the greater of his annual average bonus over the prior three years (or such fewer years with respect to which the executive received an annual bonus) and the executive’s target annual bonus for the year of termination, multiplied by three for Mr. Eckel and by two for each of Messrs. Herron, Chuslo, Wooten and Rose, respectively,

•	for Mr. Eckel only, a prorated annual bonus based on the maximum annual bonus that the executive could have earned for the year of termination and the number of days employed in the year of termination,

•	health benefits for the executive and his eligible family members for two years following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, and

•	100% of the unvested stock or stock-based awards held by the executive will become fully vested and/or exercisable.

Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries will receive:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination,

•	for Mr. Eckel upon death or disability, and for Messrs. Herron, Chuslo, Wooten and Rose, upon death only, his prorated annual bonus for the year in which the termination occurs,

•	for Messrs. Herron, Chuslo, Wooten and Rose, upon disability only, the target annual bonus for the year in which the termination occurs,

•	health benefits for the executive and/or his eligible family members for two years following the executive’s termination of employment at the same level as in effect immediately preceding executive’s death or disability, and

•	for Mr. Eckel for all awards, and for Messrs. Herron, Chuslo, Wooten and Rose, for the initial restricted stock awards granted upon completion of our IPO, 100% of the unvested stock awards held by the executive will become fully vested and/or exercisable. For Messrs. Herron, Chuslo, Wooten and Rose, for all outstanding unvested stock awards held by the executive other than the initial restricted stock award, a prorated portion (based on the number of days until death or disability, as applicable, over 365) of any stock that would have vested for the year of the executive’s death or disability, as applicable, will become vested and/or exercisable and any remaining portion of such awards will be forfeited.

The employment agreement for Mr. Eckel includes the occurrence of a “change in control” (as defined in the employment agreement) in the definition of good reason such that the occurrence of a change in control will entitle Mr. Eckel to trigger the severance obligations for any reason following a change in control. The employment agreements for Messrs. Herron, Chuslo, Wooten and Rose will provide for a modified definition of “good reason” following a change-in-control (as defined in the applicable employment agreement), and also provide for 100% of the unvested stock (or stock-based) awards held by the executive to become fully vested and/or exercisable upon the effective date of a change in control.

The employment agreements provide that if all, or any portion, of the payments provided under the employment agreements, either alone or together with other payments or benefits that the executive receives or is entitled to receive from us or an affiliate, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then these payments may be reduced so that no portion of such compensation shall be subject to excise tax under the Internal Revenue Code.

The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and both non-competition and non-solicitation provisions, which apply during the term of the employment agreements and for a period of 12 months following termination of employment.

Equity Incentive Plan

We have adopted an equity incentive plan (our “Equity Incentive Plan”) to provide equity based incentive compensation to members of our senior management team, our independent directors, employees, advisers, consultants and other personnel. Unless terminated earlier or renewed, our Equity Incentive Plan will terminate ten years after its adoption, but will continue to govern unexpired awards. Our Equity Incentive Plan allows for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights, limited partner profit interests (“LTIP Units”) and other restricted OP Units and other equity-based awards.

Our Equity Incentive Plan is administered by the Compensation Committee. The Compensation Committee, as appointed by our board of directors, has the full authority to (1) authorize the granting of awards to eligible persons, (2) determine the eligibility of directors, members of our senior management team, employees, advisors, consultants and other personnel to receive an equity award, (3) determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in our Equity Incentive Plan), (4) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our Equity Incentive Plan), (5) prescribe the form of instruments evidencing such awards, (6) make recommendations to our board of directors with respect to equity awards that are subject to board approval and (7) take any other actions and make all other determinations that it deems necessary or appropriate in connection with our Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The Compensation Committee consists solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors.

Available Shares

Our Equity Incentive Plan provides for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our Operating Partnership and other equity-based awards up to an aggregate of 7.5% of the shares of our Common Stock issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and LTIP units, into shares of Common Stock). If an award granted under our Equity Incentive Plan expires, is forfeited or terminates, the shares of our Common Stock subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under our Equity Incentive Plan after the tenth anniversary of April 23, 2013. As of March 31, 2014, we had granted an aggregate of 605,815 shares of our restricted Common Stock under our Equity Incentive Plan, including 454,952 shares of our restricted common stock to our executive officers, 136,291 shares of our restricted common stock to other employees and 3,643 shares of our restricted common stock to each of our independent directors, all of which are subject to certain vesting requirements.

To the extent the Compensation Committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code.

Awards Under the Plan

Stock Options. The terms of specific stock options, including whether stock options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the Compensation Committee. The exercise price of a stock option shall be determined by the Compensation Committee and reflected in the applicable award agreement. The exercise price with respect to stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under our Equity Incentive Plan) of the fair market value of our common stock on the date of grant. Each stock option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under our Equity Incentive Plan). Incentive stock options may only be granted to our employees and employees of our subsidiaries. Stock options will be exercisable at such times and subject to such terms as determined by the Compensation Committee. We may also grant stock appreciation rights, which are stock options that permit the recipient to exercise the stock option without payment of the exercise price and to receive shares of common stock (or cash or a combination of the foregoing) with a fair market value equal to the excess of the fair market value of the shares of our common stock with respect to which the stock option is being exercised over the exercise price of the stock option with respect to those shares. The exercise price with respect to stock appreciation rights may not be lower than 100% of the fair market value of our common stock on the date of grant.

Shares of Restricted Common Stock. A restricted stock award is an award of shares of common stock that are subject to restrictions on transferability and such other restrictions the Compensation Committee may impose at the date of grant. Grants of shares of restricted common stock will be subject to vesting schedules and other restrictions as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Except to the extent restricted under the award agreement relating to the shares of restricted common stock, a participant granted shares of restricted common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the shares of restricted common stock. Although dividends will be paid on shares of restricted common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock (unless otherwise provided in an award agreement), holders of shares of restricted common stock are prohibited from selling such shares until they vest.

Phantom Shares. A phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the Compensation Committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the Compensation Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the Compensation Committee or as may be provided by the Compensation Committee at grant). The Compensation Committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Internal Revenue Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed 10 years.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Restricted Limited Partnership Units. A restricted limited partnership unit represents an OP unit or may include LTIP units that are structured as profits interests in the Operating Partnership, providing distributions to the holder of the award based on the achievement of specified levels of profitability by the Operating Partnership or the achievement of certain goals or events. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, the Operating Partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of the Operating Partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. The Compensation Committee will establish all other limitations and conditions of awards of restricted OP units as it deems appropriate.

Other Share-Based Awards. Our Equity Incentive Plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock), subject to terms and conditions established at the time of grant.

We have filed with the SEC a Registration Statement on Form S-8 covering the shares of our common stock issuable under our Equity Incentive Plan.

Change in Control

Under our Equity Incentive Plan, a change in control is defined as the occurrence of any of the following events: (1) the acquisition of more than 50% of our then outstanding shares of common stock or the combined voting power of our outstanding securities by any person; (2) the sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our stockholders; (3) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (4) during any consecutive 24 calendar month period, the members of our board of directors at the beginning of such period, the “incumbent directors,” cease for any reason (other than due to death) to constitute at least a majority of the members of our board (for these purposes, any director whose election or nomination for election was approved or ratified by a vote of at least a majority of the incumbent directors shall be deemed to be an incumbent director); or (5) stockholder approval of a plan or proposal for our liquidation or dissolution.

Upon a change in control, awards may be subject to accelerated automatic or conditional accelerated vesting depending on the terms of the grant agreement establishing the award. In addition, the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the Compensation Committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Amendments and Termination

Our board of directors may amend, suspend, alter or discontinue our Equity Incentive Plan but cannot take any action that would impair the rights of an award recipient with respect to an award previously granted without such award recipient’s consent unless such amendments are required in order to comply with applicable laws. Our board of directors may not amend our Equity Incentive Plan without stockholder approval in any case in which amendment in the absence of such approval would cause our Equity Incentive Plan to fail to comply with any applicable legal requirement or NYSE or similar requirement, such as an amendment that would:

•	other than through adjustment as provided in our Equity Incentive Plan, increase the total number of shares of common stock reserved for issuance under our Equity Incentive Plan;

•	materially expand the class of directors, officers, employees, consultants and advisors eligible to participate in our Equity Incentive Plan;

•	reprice any stock options under our Equity Incentive Plan; or

•	otherwise require such approval.

The following table summarizes certain information regarding all plan-based awards granted during the 2013 fiscal year to our named executive officers.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes all outstanding equity awards held by the named executive officers on December 31, 2013.

			Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Common Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market Value of Shares or Units of Common Stock That Have Not Vested ($)(2)
Jeffrey W. Eckel	—	—	—	—	—	265,524	$3,706,715
J. Brendan Herron	—	—	—	—	—	58,286	813,673
Steven L. Chuslo	—	—	—	—	—	43,714	610,247
M. Rhem Wooten Jr.	—	—	—	—	—	43,714	610,247
Nathaniel J. Rose	—	—	—	—	—	43,714	610,247

(1)	The shares of restricted common stock will vest in equal annual installments over four years beginning on April 23, 2014, the first anniversary of our IPO.
(2)	The market value shown is based on the closing price as of December 31, 2013.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of independent directors. No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. Other than Mr. Eckel’s service both as an executive officer and as a member of our board of director, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of our company. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and/or written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the period from April 23, 2013 (the closing of our IPO) through December 31, 2013 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Material Benefits to Related Parties

Formation Transactions

In connection with our formation transactions that took place concurrently with our IPO, our executive officers and members of our board of directors received material financial and other benefits, as described below.

Jeffrey W. Eckel	In the case of Jeffrey W. Eckel, our president and chief executive officer:

•	together with his affiliates, 351,470 shares of common stock, in exchange for membership interests in the Predecessor;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances. See “Executive Compensation—Narrative to Summary Compensation Table”;

•	grants of 265,524 shares of restricted common stock, which will vest in equal annual installments over four years beginning on April 23, 2014;

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director of us, or in a similar capacity with the Predecessor; and

•	registration rights afforded by the registration rights agreement.

J. Brendan Herron	In the case of J. Brendan Herron, our executive vice president and chief financial officer:

•	together with his affiliates, restricted stock units that were convertible into 52,134 shares of common stock and 135,938 OP units issued pursuant to the terms of the partnership agreement of our Operating Partnership upon conversion of an existing limited partnership interest in our Operating Partnership;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances. See “Executive Compensation—Narrative to Summary Compensation Table”

•	grants of 58,286 shares of restricted common stock, which will vest in equal annual installments over four years beginning on April 23, 2014;

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director or in a similar capacity with the Predecessor; and

•	registration rights afforded by the registration rights agreement.

Steve L. Chuslo	In the case of Steve L. Chuslo, general counsel:

•	together with his affiliates, 49,119 shares of common stock, in exchange for membership interests in the Predecessor;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances. See “Executive Compensation—Narrative to Summary Compensation Table”

•	grants of 43,714 shares of restricted common stock, which will vest in equal annual installments over four years beginning on April 23, 2014;

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director or in a similar capacity with the Predecessor; and

•	registration rights afforded by the registration rights agreement.

M. Rhem Wooten, Jr.	In the case of M. Rhem Wooten, Jr., executive vice president:

•	together with his affiliates, restricted stock units that were convertible into 49,119 shares of common stock, in exchange for membership interests in the Predecessor;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances. See “Executive Compensation—Narrative to Summary Compensation Table”;

•	grants of 43,714 shares of restricted common stock, which will vest in equal annual installments over four years beginning on April 23, 2014;

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director or in a similar capacity with the Predecessor; and

•	registration rights afforded by the registration rights agreement.

Nathaniel J. Rose	In the case of Nathaniel J. Rose, senior vice president:

•	together with his affiliates, 79,177 shares of common stock, in exchange for membership interests in the Predecessor;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances. See “Executive Compensation—Narrative to Summary Compensation Table”;

•	grants of 43,714 shares of restricted common stock, which will vest in equal annual installments over four years beginning on April 23, 2014;

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director of us or in a similar capacity with the Predecessor; and

•	registration rights afforded by the registration rights agreement.

Indemnification Agreements for Officers and Directors

We entered into indemnification agreements with members of our board of directors and our executive officers upon completion of our IPO. These indemnification agreements provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances.

Registration Rights Agreement

Concurrent with the IPO, we entered into the registration rights agreement with certain of our existing investors, including investors affiliated with MissionPoint Capital Partners, LLC (“MissionPoint”), an affiliate of Mark Cirilli, one of our directors. Pursuant to the registration rights agreement, at any time following 180 days after the IPO, upon the request of MissionPoint, we are required to file a registration statement (the “Resale Registration Statement”) registering the resale of 326,437 shares of our common stock issuable upon the redemption of units of OP Units held by MissionPoint.

On January 2, 2014, we and MissionPoint agreed to delay the requirement to file the Resale Registration Statement until we are eligible to file a short-form registration statement on Form S-3 in order to avoid the additional expense for us of filing a resale registration statement before we are eligible to use a short-form registration statement. Under the terms of the partnership agreement of our Operating Partnership, holders of OP Units have the right to cause our Operating Partnership to purchase their OP Units for cash in an amount equal to the average of the closing trading price of a share of our common stock for the ten trading days before the day on which the redemption notice is given to the Operating Partnership, or, at the our option, by issuing shares of our common stock on a one-for-one basis. However, in exchange for the agreement to delay the filing of the Resale Registration Statement, we agreed with MissionPoint that until the Resale Registration Statement is effective, we will not exercise our right under the partnership agreement to deliver shares of our common stock in lieu of cash upon a request for redemption of OP Units held by MissionPoint (or certain of its affiliates) and instead will redeem such OP Units for cash in accordance with the terms of the partnership agreement.

EnergySource LLC

In May 2013, we made a $24 million mezzanine loan priced at 15.22% to a wholly owned subsidiary of EnergySource LLC (“EnergySource”) to be used for a geothermal project. In our Form 10-Q for the quarter ended September 30, 2013, we previously disclosed that additional time and equity funding would be required to complete the project’s development. EnergySource subsequently developed a revised project business plan and budget and was negotiating third party approvals. In connection with the development of the revised business plan, on December 30, 2013, we agreed to amend the loan agreement whereby approximately $14 million was repaid in cash. The remaining outstanding balance of $11.8 million has a 15.22% interest rate, payable quarterly in cash. The loan’s average outstanding balance for the year ended December 31, 2013 was $24.7 million. Total interest income accrued and collected in cash on the loan for the year ended December 31, 2013 was $2.4 million. The loan is on non-accrual as of December 31, 2013. As previously disclosed, certain of our executive officers and directors own an indirect minority interest in EnergySource following the distribution of the Predecessor’s ownership interest prior to the the IPO.

We recently became aware that the project’s equity holders (who have already contributed an estimated $31 million in the project) presently do not plan to continue to fund the additional equity investments called for in the revised business plan and required for the project to move forward. As a result, we believe the probability of repayment of the loan in accordance with our contractual terms is in doubt and therefore, we have concluded that the loan is impaired, requiring us to establish an allowance for credit loss of $11.0 million against the loan as of December 31, 2013. The project is considered a variable interest entity and the maximum exposure to loss is the net outstanding balance of $0.8 million, which represents our current estimate of the realizable sale value of tangible project assets. We are assessing various options intended to allow us to recover as much of the loan as possible.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 31, 2014 regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) our named executive officers, (iii) our directors and (iv) all of our directors and named executive officers as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights.

	Shares of Common Stock Beneficially Owned
Name(1)	Number	Percent(2)
Named Executive Officers and Directors:
Jeffrey W. Eckel	649,224	3.93%
J. Brendan Herron(3)	232,126	1.40%
Steven L. Chuslo(4)	102,203	*
Nathaniel J. Rose	132,891	*
M. Rhem Wooten Jr.(5)	129,000	*
Mark J. Cirilli(6)	5,495	*
Charles M. O’Neil	3,643	*
Richard J. Osborne	11,143	*
Jackalyne Pfannenstiel	3,643	*
All directors and executive officers as a group (9 persons)	1,269,368	7.68%
5% or Greater Beneficial Owners:
Entities affiliated with Ardsley Advisory Partners(7)	1,245,000	7.55%
Neuberger Berman Group LLC.(8)	980,810	5.94%
Eagle Boston Investment Management, Inc.(9)	974,339	5.91%
Blackrock, Inc.(10)	845,733	5.13%

*	Represents beneficial ownership of less than 1%.
(1)	The address for each of the directors and officers named above is 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.
(2)	Based on a total of 16,848,540 shares of our common stock and OP units are outstanding as of March 31, 2014, which is comprised of 15,892,927 shares of common stock, 605,815 unvested shares of restricted common stock and 349,798 shares of common stock issuable upon redemption of OP units, which are or will be redeemable for cash or, at our option, exchangeable on a one-for-one basis into shares of our common stock once we have filed a registration statement covering such shares. In addition, share amounts for all persons assume that all OP units held by the person are exchanged for shares of our common stock and that all unvested restricted stock vest. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the OP units held by other persons are exchanged for shares of our common stock.
(3)	This amount includes 96,188 shares of common stock and 135,938 OP units.
(4)	This amount includes 4,370 shares held by the individual’s significant other.
(5)	This amount includes 24,000 shares held by the individual’s spouse.
(6)	Consists of 3,643 shares held directly by Mr. Cirilli that vest as to one fourth on April 23, 2014, one fourth on April 23, 2015, one fourth on April 23, 2016 and one fourth on April 23, 2017. These 3,643 shares were issued to Mr. Cirilli in connection with his services as a member of our board of directors. Prior to January 2014, Mr. Cirilli, pursuant to an arrangement with MissionPoint Capital Partners, LLC, assigned to MissionPoint Capital Partners, LLC any remuneration received for service as a director of our Company. Such remuneration will then offset the management fees payable to MissionPoint Capital Partners, LLC by MissionPoint Capital Partners Fund I, L.P. Also consists of 1,852 OP Units held directly by Mr. Cirilli that were received in a distribution from MissionPoint Capital Partners III, LLC.

(7)	Based on information provided in a Schedule 13G filed on February 14, 2014, the securities reported are beneficially owned by several limited partnerships for which Ardsley Advisory Partners acts as investment advisor and Ardsley Partners I acts as the general partner. Philip J. Hempleman is the managing partner of Ardsley Advisory Partners and Ardsley Partners I. Mr. Hempleman also directly manages certain accounts that also own shares of common stock. As a result, Ardsley Advisory Partners, Ardsley Partners I and Mr. Hempleman may each be deemed to have voting and dispositive power with respect to the shares of our common stock held by the limited partnerships and separately managed accounts for which Ardsley Advisory Partners acts as investment advisor and Ardsley Partners I acts as the general partner. In addition, Mr. Hempleman may be deemed to have voting and dispositive power with respect to the shares of common stock held by the separately managed accounts that he manages directly. Mr. Hempleman disclaims beneficial ownership of all of the shares of Common Stock reported in a Schedule 13G filed on May 28, 2013. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. The business address of Ardsley Advisory Partners, Ardsley Partners I and Mr. Hempleman is 262 Harbor Drive, Stamford, Connecticut 06902.
(8)	Based on information provided in a Schedule 13G filed on February 12, 2014 Neuberger Bergman Group LLC reported shared voting power with respect to 961,392 shares of common stock beneficially owned by it and shared dispositive power with respect to 980,810 shares of common stock beneficially owned by it. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. Neuberger Bergman Group LLC’s address is 605 Third Avenue, New York, NY 10158.
(9)	Based on information provided in a Schedule 13G filed on January 14, 2014, Eagle Boston Investment Management, Inc. reported sole voting and dispositive power with respect to 974,339 shares of common stock beneficially owned by it. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. The business address of Eagle Boston Investment Management, Inc. is 4 Liberty Square, Boston, MA 02109
(10)	Based on information provided in a Schedule 13G filed on January 29, 2014, BlackRock, Inc. reported sole voting power with respect to 830,360 shares of common stock beneficially owned by it and sole dispositive power with respect to 845,733 shares of common stock beneficially owned by it. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2015 Annual Meeting of Stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 12, 2014 and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Our Bylaws currently provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2015 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in our proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders, as originally convened, or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2015 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by December 12, 2014, but in no event earlier than November 12, 2014.

Any such nomination or proposal should be sent to Steven L. Chuslo, our general counsel, executive vice president and secretary, at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401, and, to the extent applicable, must include the information and other materials required by our Bylaws.

Our board of directors know of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

DELIVERY OF MATERIALS

All stockholders of record of our Common Stock will be sent, by mail, this Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card on or about April 18, 2014.

The difference between a stockholder of record and a beneficial owner of shares is as follows:

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and you will be sent the proxy materials by mail.

Beneficial Owner of Common Stock. If your shares are held in an account at an intermediary (i.e. a brokerage firm, bank, broker-dealer or other intermediary), then you are the beneficial owner of shares held in “street name.” The intermediary holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that intermediary on how to vote the shares held in your account.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily by mail but may also be made by our directors, executive officers and employees by telephone, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokerage firms, banks, broker-dealers and other intermediaries who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokerage firms, banks, broker-dealers and other intermediaries for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS AT HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC., 1906 TOWNE CENTRE BLVD, SUITE 370, ANNAPOLIS, MARYLAND 21401.

By Order of the Board

/s/ Jeffrey W. Eckel
Jeffrey W. Eckel President and Chief Executive Officer

Annapolis, Maryland

April 11, 2014

ANNUAL MEETING OF STOCKHOLDERS OF

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

May 20, 2014

9:30 a.m. ET

IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:
The Notice of Meeting, proxy statement and proxy card are available at: http://www.astproxyportal.com/ast/18257

Please sign, date and mail

your vote authorization

form in the envelope

provided as soon as

possible.

iPlease detach along perforated line and mail in the envelope provided.i

¢

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES LISTED BELOW AND “FOR” PROPOSAL NUMBER 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. The election as directors of the nominees listed below (except as marked to the contrary below).								FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Jeffrey W. Eckel ¡ Mark J. Cirilli ¡ Charles M. O’Neil ¡ Richard J. Osborne ¡ Jackalyne Pfannenstiel		2.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.			☐	☐	☐

				3.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders and a Proxy Statement for the Annual Meeting of Shareholders, the terms of which are incorporated herein by reference, and the 2013 Annual Report to Shareholders.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

If this Proxy is properly executed, the votes entitled to be cast by the undersigned will be cast as directed or, if no direction is given, will be cast “FOR” the election of each of the nominees listed above, “FOR” item 2 and in the discretion of the Proxy holders on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

					I plan to attend the Annual Meeting	YES ☐	NO ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy and date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd., Ste. 370

Annapolis, MD 21401

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (“The Company”), hereby appoints Steven L. Chuslo and Jeffrey W. Eckel, or either of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at the Westin Annapolis Hotel located at 100 West Gate Circle, Annapolis, MD 21401, on May 20, 2014, at 9:30 a.m. eastern time to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned revokes any proxy previously given with respect to the meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE CAST “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT, “FOR” ITEM 2 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEROF.

(Continued and to be signed on the reverse side)

¢	14475 ¢